Exhibit 99.1

Zhongpin Announces Completion of Merger

BEIJING, China, June 27, 2013 – Zhongpin Inc. ("Zhongpin" or the "Company," Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today announced the completion of the merger (the “Merger”) contemplated by the previously announced Amended and Restated Agreement and Plan of Merger, dated as of February 8, 2013 (the “Merger Agreement”), by and among Golden Bridge Holdings Limited (“Parent”), Golden Bridge Merger Sub Limited (the “Merger Sub”), Mr. Xianfu Zhu and the Company. As a result, the Company became a wholly-owned subsidiary of Parent.

Under the terms of the Merger Agreement, which was approved by the Company’s stockholders at a special meeting held on June 27, 2013, each share of Company common stock has been cancelled and converted into the right to receive $13.50 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), except for (a) shares of common stock owned by the Company as treasury stock and shares owned by Parent or Merger Sub and their affiliates, including shares contributed to Parent by Mr. Xianfu Zhu, Mr. Baoke Ben, Mr. Chaoyang Liu, Mr. Qinghe Wang, Mr. Shuichi Si and Ms. Juanjuan Wang (the “Rollover Investors”), all of which shares of common stock have been cancelled without the right to receive any consideration thereon, and (b) shares of common stock owned by stockholders who have exercised, perfected and not withdrawn a demand for or lost the right to, appraisal rights under the Delaware General Corporation Law (“DGCL”), which shares of common stock have been cancelled and have entitled the former holders thereof to receive the appraised value thereon in accordance with such holder’s appraisal rights under the DGCL.

Stockholders of record as of the effective time of the Merger who are entitled to the Merger Consideration will receive a letter of transmittal and instructions on how to surrender their share certificates in exchange for the merger consideration. Stockholders should wait to receive the letter of transmittal before surrendering their share certificates.

Cowen and Company (Asia) Limited and Duff & Phelps Securities, LLC are serving as independent financial advisors to the Special Committee of the Company’s Board of Directors. Akin Gump Strauss Hauer & Feld LLP is serving as United States legal advisor to the Special Committee of the Company’s Board of Directors, and O’Melveny & Myers LLP is serving as United States legal advisor to the Company. Skadden, Arps, Slate, Meagher & Flom LLP is serving as United States legal advisor to the buyer group. Credit Suisse is serving as financial advisor to the buyer group. Paul Hastings Janofsky and Walker LLP is serving as legal advisor to Cowen and Company (Asia) Limited, and Winston Strawn LLP is serving as legal advisor to Duff & Phelps Securities, LLC.

About Zhongpin Inc.

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,502 retail outlets as of March 31, 2013. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia.

For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com/.

Cautionary Note Regarding Forward-Looking Statements

This document may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning expected benefits and costs of the proposed Merger; management plans relating to the Merger; as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will,” “should,” “may,” “believes,” “expects” or similar expressions. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company’s control and based upon premises with respect to future business decisions, which are subject to change. The Company assumes no obligation to update any such forward-looking statements.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Director of Investor Relations
Telephone +86 10 8455 4188 extension 106 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8455 4388 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Victor Kuo (English and Chinese)

Telephone +86 10 5826 4939 in Beijing
vkuo@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com